Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Atmel Corporation

We consent to the use of our report dated February 28, 2014, with respect to the consolidated balance sheets of Atmel Corporation as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows, and the related financial statement schedule for the years then ended, and the effectiveness of internal control over financial reporting as of December 31, 2013, incorporated herein by reference.

/s/ KPMG LLP

Santa Clara, California

September 22, 2014